Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2011, with respect to the consolidated financial statements of Nationstar Mortgage LLC included in the Registration Statement (Form S-1 No. 333-0000) and related Prospectus of Nationstar Mortgage Holdings Inc. for the registration of shares of its common stock.

/s/Ernst & Young LLP

Dallas, Texas
May 13, 2011